Exhibit 99.3

CARRIZO OIL & GAS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in thousands, except per share amounts)

	March 31, 2017
	Historical	Pro Forma Adjustments			Pro Forma
Assets
Total current assets	$73,226	$17,134	(1	)(2)	$90,360
Property and equipment
Oil and gas properties, net, full cost method
Proved properties, net	1,371,335	143,695	(2)		1,515,030
Unproved properties, not being amortized	253,270	574,779	(2)		828,049
Other property and equipment, net	9,599	—			9,599

Total property and equipment, net	1,634,204	718,474			2,352,678
Other assets	7,010	—			7,010

Total Assets	$1,714,440	$735,608			$2,450,048

Liabilities, Preferred Stock and Shareholders’ Equity
Total current liabilities	$228,028	$1,738	(2)		$229,766
Long-term debt	1,362,046	165,000	(3	)(4)	1,527,046
Contingent consideration	—	68,750	(5)		68,750
Other liabilities	54,439	120	(2)		54,559

Total liabilities	1,644,513	235,608			1,880,121

Commitments and contingencies
Preferred stock, $0.01 par value	—	218,485	(6)		218,485
Shareholders’ equity
Common stock, $0.01 par value	658	156	(7)		814
Additional paid-in capital	1,672,332	281,359	(7	)(8)	1,953,691
Accumulated deficit	(1,603,063)	—			(1,603,063)

Total shareholders’ equity	69,927	281,515			351,442

Total Liabilities, Preferred Stock and Shareholders’ Equity	$1,714,440	$735,608			$2,450,048

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

CARRIZO OIL & GAS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended March 31, 2017
	Historical	Acquired Properties		Pro Forma Adjustments		Pro Forma
Revenues
Crude oil	$128,092	$6,244	(1)	$—		$134,336
Natural gas liquids	7,425	1,502	(1)	—		8,927
Natural gas	15,838	2,093	(1)	—		17,931

Total revenues	151,355	9,839		—		161,194
Costs and Expenses
Lease operating	29,845	1,656	(1)	—		31,501
Production taxes	6,208	508	(1)	—		6,716
Ad valorem taxes	2,967	88	(1)	—		3,055
Depreciation, depletion and amortization	54,382	—		717	(2)	55,099
General and administrative, net	21,703	—		—		21,703
(Gain) loss on derivatives, net	(25,316)	—		—		(25,316)
Interest expense, net	20,571	—		(5,068)	(3)	15,503
Other expense, net	974	—		—		974

Total costs and expenses	111,334	2,252		(4,351)		109,285
Income Before Income Taxes	40,021	7,587		4,351		51,959
Income tax expense	—	—		—	(4)	—

Net Income	$40,021	$7,587		$4,351		$51,959

Less:
Dividends on preferred stock	—	—		(5,547)	(5)	(5,547)
Amortization of discount on preferred stock	—	—		(3,502)	(6)	(3,502)

Net Income Attributable to Common Shareholders	$40,021	$7,587		($4,698)		$42,910

Net Income Per Common Share
Basic	$0.61					$0.53

Diluted	$0.61					$0.53

Weighted Average Common Shares Outstanding
Basic	65,188					80,788
Diluted	65,778					81,378

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

CARRIZO OIL & GAS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31, 2016
	Historical	Acquired Properties		Pro Forma Adjustments		Pro Forma
Revenues
Crude oil	$378,073	$6,939	(1)	$—		$385,012
Natural gas liquids	22,428	1,146	(1)	—		23,574
Natural gas	43,093	3,234	(1)	—		46,327

Total revenues	443,594	11,319		—		454,913
Costs and Expenses
Lease operating	98,717	2,182	(1)	—		100,899
Production taxes	19,046	533	(1)	—		19,579
Ad valorem taxes	5,559	—	(1)	—		5,559
Depreciation, depletion and amortization	213,962	—		7,082	(2)	221,044
General and administrative, net	74,972	—		—		74,972
(Gain) loss on derivatives, net	49,073	—		—		49,073
Interest expense, net	79,403	—		(15,940)	(3)	63,463
Impairment of proved oil and gas properties	576,540	—		—		576,540
Other expense, net	1,796	—		—		1,796

Total costs and expenses	1,119,068	2,715		(8,858)		1,112,925
Income (Loss) Before Income Taxes	(675,474)	8,604		8,858		(658,012)
Income tax expense	—	—		—	(4)	—

Net Income (Loss)	($675,474)	$8,604		$8,858		($658,012)

Less:
Dividends on preferred stock	—	—		(22,188)	(5)	(22,188)
Amortization of discount on preferred stock	—	—		(13,640)	(6)	(13,640)

Net Income Attributable to Common Shareholders	($675,474)	$8,604		($26,970)		($693,840)

Net Loss Per Common Share
Basic	($11.27)					($9.19)

Diluted	($11.27)					($9.19)

Weighted Average Common Shares Outstanding
Basic	59,932					75,532
Diluted	59,932					75,532

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

CARRIZO OIL & GAS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

On June 28, 2017, Carrizo Oil & Gas, Inc. and its wholly-owned subsidiary, Carrizo (Permian) LLC (the “Company”) entered into a purchase and sale agreement (the “ExL Purchase Agreement”) with ExL Petroleum Management, LLC and ExL Petroleum Operating Inc. (together, “ExL”) to acquire approximately 16,488 net acres located in the Delaware Basin in Reeves and Ward Counties, Texas (the “ExL Properties”) for a purchase price of $648.0 million, subject to customary purchase price adjustments (the “ExL Acquisition”). In addition, the Company has agreed to make a contingent payment of $50.0 million per year if the average daily closing spot price of a barrel of West Texas Intermediate crude oil as measured by the U.S. Energy Information Administration (“WTI Average Price”) is above $50.00/Bbl for any of the years of 2018, 2019, 2020 and 2021 (the “Contingent Payment”). The Contingent Payment will be zero for the respective year if the WTI Average Price of a barrel of oil is below $50.00/Bbl for any of such years, and the Contingent Payment is capped at and will not exceed $125.0 million. Upon execution of the ExL Purchase Agreement, we paid $75.0 million as a performance deposit for our obligations under that agreement with the remaining purchase price due at closing. The Company currently expects the ExL Acquisition to close in mid-August 2017, subject to satisfaction of specified closing conditions. The ExL Acquisition has an effective date of May 1, 2017. The ExL Acquisition will be funded with net proceeds from the financing transactions described below.

The following unaudited pro forma condensed combined financial information is presented to illustrate the effect of the ExL Acquisition on the Company’s historical financial position and results of operations. The unaudited pro forma condensed combined balance sheet as of March 31, 2017 is based on the historical consolidated balance sheet as of March 31, 2017 adjusted to give effect as if the ExL Acquisition occurred on March 31, 2017. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2017 and the year ended December 31, 2016 are based on the historical consolidated statements of operations for such periods adjusted to give effect to the ExL Acquisition as if it had occurred on January 1, 2016. The unaudited pro forma condensed combined financial information should be read in conjunction with the Company’s historical consolidated financial statements and notes thereto contained in the Company’s 2016 Annual Report on Form 10-K, filed on February 27, 2017, and its quarterly report on Form 10-Q filed on May 9, 2017, and the audited combined statements of revenues and direct operating expenses of ExL filed herewith.

The unaudited pro forma condensed combined financial statements give effect to the transactions described below. Each of the financing transactions exclude any discounts, commissions, commitment fees or other transactional costs.

•	ExL Acquisition for a purchase price of $648.0 million

•	proposed issuance of $250.0 million aggregate principal amount of Senior Notes due 2025 issued at par (the “Senior Notes due 2025”)

•	for $250.0 million, the (i) proposed issuance of 250,000 shares of preferred stock, with a par value of $0.01 per share and a cumulative 8.875% fixed annual dividend payable quarterly (the “preferred stock”) and the (ii) proposed issuance of warrants to purchase 2,750,000 shares of the Company’s common stock at an assumed exercise price of $16.08 per share (the approximate closing price of our common stock on the NASDAQ Global Select Market on June 27, 2017) (the “warrants”)

•	proposed issuance of 15,600,000 shares of the Company’s common stock for approximately $250.0 million, based on an assumed offering price of $16.08 per share (the approximate closing price of our common stock on the NASDAQ Global Select Market on June 27, 2017) (the “common stock”)

CARRIZO OIL & GAS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—Continued

The unaudited pro forma condensed combined balance sheet is based on the preliminary allocation of the purchase price before purchase price adjustments which will relate to the revenues, operating expenses and capital expenditures from the effective date to the closing date. As a result, the final purchase price may be different than the preliminary purchase price.

The unaudited pro forma condensed combined financial information does not purport to represent what the statements of operations would have been had the ExL Acquisition occurred on January 1, 2016, nor is it indicative of the Company’s future operating results. The Company’s management believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the ExL Acquisition.

2. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

The unaudited pro forma condensed combined balance sheet as of March 31, 2017 reflects the following pro forma adjustments:

(1)	Reflect a portion of the excess of the net proceeds of $17.0 million from the proposed issuance of the Senior Notes due 2025, the Company’s common stock and the preferred stock and warrants described above over the purchase price of the ExL Acquisition, which is expected to be used for general corporate purposes, including to fund future potential acquisitions or a portion of our 2017 and 2018 capital expenditure plans.

(2)	The ExL Acquisition will be accounted for under the acquisition method of accounting whereby the purchase price is allocated to assets acquired and liabilities assumed based on their estimated acquisition date fair values based on information that is available at that time. While the Company has not yet performed the valuation procedures, it intends to use a combination of a discounted cash flow model and market data in determining the fair value of the oil and gas properties. Significant inputs into the calculation will include future commodity prices, estimated volumes of oil and gas reserves, expectations for timing and amount of future development and operating costs, future plugging and abandonment costs and a risk adjusted discount rate.

CARRIZO OIL & GAS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—Continued

The current preliminary purchase price allocation is based on a preliminary discounted cash flow analysis. The purchase price allocation for the ExL Acquisition is subject to change based on future commodity prices on the closing date as well as purchase price adjustments, which will primarily relate to the revenues, operating expenses and capital expenditures from the May 1, 2017 effective date to the closing date. The preliminary allocation of the purchase price is presented below:

(In thousands)
Assets
Current assets	$134
Oil and gas properties
Proved properties	143,695
Unproved properties	574,779

Total oil and gas properties	718,474

Total assets acquired	$718,608

Liabilities
Revenues and royalties payable	1,738
Contingent consideration	68,750
Asset retirement obligations	120

Total liabilities assumed	70,608

Net Assets Acquired	$648,000

(3)	Reflect the proposed issuance of the Senior Notes due 2025.

(4)	Reflect a portion of the excess of the net proceeds of $85.0 million from the proposed issuance of the Senior Notes due 2025, the Company’s common stock and the preferred stock and warrants described above over the purchase price of the ExL Acquisition, which is expected to be used to reduce borrowings under our revolving credit facility.

(5)	Reflect the Contingent Payment associated with the ExL Acquisition at an estimated acquisition date fair value.

(6)	Reflect the preliminary allocation of the net proceeds from the proposed issuance of preferred stock and warrants to the preferred stock based on its relative fair value.

(7)	Reflect the proposed issuance of common stock.

(8)	Reflect the preliminary allocation of the net proceeds from the proposed issuance of preferred stock and warrants to the warrants based on their relative fair value.

3. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2017 and the year ended December 31, 2016 reflect the following pro forma adjustments:

(1)	Record the revenues and direct operating expenses of the ExL Properties.

(2)	Adjust depreciation, depletion and amortization to give effect to the acquisition of the ExL Properties.

(3)

Decrease interest expense, net resulting from an increase in capitalized interest due to higher average balances of unproved properties as a result of the ExL Acquisition partially offset by increased interest expense due to the proposed issuance of Senior Notes due 2025. For

CARRIZO OIL & GAS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—Continued

purposes of this pro forma presentation, an interest rate of 8.375% was used for the Senior Notes due 2025. A 1/8% change in the interest rate assumed for the Senior Notes due 2025 would result in a change to interest expense, net of approximately $0.1 million and $0.2 million for the three months ended March 31, 2017 and the year ended December 31, 2016, respectively.

(4)	Income tax effect of the revenues and direct operating expenses of the ExL Properties as well as pro forma adjustments is zero as the Company has concluded that it was more likely than not that the deferred tax assets will not be realized and recorded a valuation allowance against its net deferred tax assets, reducing the net deferred tax assets to zero. The ExL Acquisition does not change the Company’s prior conclusion.

(5)	Record dividends paid in cash associated with the proposed issuance of preferred stock. The Company has the option to pay the dividends in decreasing percentages of common stock of the Company for up to twelve fiscal quarters following the issuance.

(6)	Record amortization of the discount on the proposed issuance of preferred stock, created by the relative fair value allocation of net proceeds, using the effective interest method.